Exhibit 99.1

Press Release

Lincoln Educational Services Enhances Core Capabilities with Appointment of Felecia J. Pryor to its Board of Directors

PARSIPPANY, NJ – August 5, 2021 – Lincoln Educational Services Corporation (NASDAQ: LINC), celebrating its 75th year as a national leader in specialized technical training, today announced that Felecia J. Pryor, JD, MPA, has been appointed to the Company’s Board of Directors. With over 20 years of corporate leadership experience, Ms. Pryor’s contributions will further broaden the Board’s perspective and enhance the Company’s ability to execute on its long term growth strategy. In connection with her appointment to the Board, Ms. Pryor was also appointed to the Board’s Compensation Committee.

“Ms. Pryor brings a long record of accomplishment, both professional and educational, and will be a valued member of the Board of Directors,” says Lincoln Tech’s Board Chairman J. Barry Morrow. “Throughout her career she has exhibited a strong skill set in talent acquisition, strategic planning and executive compensation programs, all of which are valuable additions to the Board. Her leadership in these regards will lend further support to positioning Lincoln not only as the school of choice for students, but also as a workplace that continues to attract top talent for positions at both the campus and corporate levels.”

“I look forward to being part of the long-standing tradition of Lincoln and, as a Director, to promoting the organization’s values and most importantly the differentiating factors that make the institution appealing to students as they progress on their learning and professional journey,” says Ms. Pryor

Scott Shaw, Lincoln Tech’s President and CEO added, “I, along with the other Board members and the executive leadership team, look forward to working with Ms. Pryor to further Lincoln’s continued evolution as the nation’s leading career training organization,”

Ms. Pryor currently serves as Executive Vice President and Chief Human Resources Officer at BorgWarner Inc. where her primary focus includes Executive Planning & Compensation, Talent & Leadership Development, Culture, Engagement & Sentiment, Internal Communications, Diversity, Equity, and Inclusion. She previously served more than 16 years in human resources at the Ford Motor Company across a multitude of areas with increased levels of responsibility, including Global Human Resources Director – Global Personnel, Organization & Planning, Vice President of Human Resources for Ford ASEAN (Bangkok, Thailand) and Human Resources Director Ford Asia Pacific (Nanjing, China).

Ms. Pryor is a licensed Michigan attorney who holds a Bachelor of Arts in Criminal Justice from Valdosta State University, a Master of Public Administration from Florida Atlantic University, and a Juris Doctor from Western Michigan University Thomas M. Cooley Law School.

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About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults career-oriented programs in five principal areas of study: automotive technology, health sciences, skilled trades, information technology, and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946.

Lincoln currently operates 22 campuses in 14 states under three brands: Lincoln Technical Institute, Lincoln College of Technology, and Euphoria Institute of Beauty Arts and Sciences.  Lincoln also operates Lincoln Culinary Institute in the states of Connecticut and Maryland.

Contact Information
Lincoln Educational Services Corporation
Peter Tahinos
(973) 766-9656
ptahinos@lincolntech.edu